Exhibit-10-e-8

Employee

Participant Name
Grant Date: Grant Date
Grant ID: Grant ID
Units Granted: Shares Granted
Vesting: 100% after 3 Years

MERITOR, INC.
2010 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT AGREEMENT
In accordance with Section 11 of the 2010 Long-Term Incentive Plan, as amended and restated (the “Plan”) of Meritor, Inc. (the “Company”), the number of Performance Share Units specified above have been granted to you as of the date listed above (“Grant Date”) as Performance Share Units (“Performance Shares”). By accepting such award (the “Award”), you agree to the terms and conditions of this performance share agreement (the “Agreement”). Each Performance Share represents a right to receive one share of common stock, par value $1.00 per share, of the Company (the "Common Stock") or its cash equivalent in the future upon achievement of certain performance and time-based vesting criteria. All capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.

1.	Vesting of Performance Shares
(a)    Except as otherwise provided in this Agreement, the Performance Shares will vest on the third anniversary of the grant date provided that you continue to serve as an employee of the Company for the period from the Grant Date through the third anniversary of the grant date (the “Vesting Period”).
(b)    If you incur a Separation from Service due to your Disability or death (other than pursuant to a Qualifying Termination within the two (2) year period immediately following a Change of Control) prior to the last day of the Vesting Period, then a prorated portion of the Performance Shares, based upon the ratio of the number of full months of the Vesting Period that have elapsed as of the end of the month in which your Separation from Service due to Disability or death occurs over the total number of months in such period, will vest for Plan purposes effective as of the last day of the Vesting Period and will be payable at the time and in the form specified in Section 2 of this Agreement, subject to achievement of the Performance Goals referred to in Section 3 of this Agreement.
(c)    If you incur a Separation from Service due to Retirement (other than pursuant to a Qualifying Termination within the two (2) year period immediately following a Change of Control) at least one (1) year after the Grant Date and prior to the last day of the Vesting Period, then the Award will remain outstanding for the remainder of the Vesting Period and will continue to vest for Plan purposes in accordance with the terms of this Agreement as though you were still employed and will be payable at the time and in the form specified in Section 2 of this Agreement, subject to achievement of the Performance Goals referred to in Section 3 of this Agreement.

(d)    If you incur a Separation from Service due to involuntary termination of employment by the Company without Cause (other than pursuant to a Qualifying Termination within the two (2) year period immediately following a Change of Control) prior to the last day of the Vesting Period, then solely for purposes of determining whether you are vested in the Award, your last day of service will be deemed to be effective as of the last day of any period during which you are entitled to severance from the Company. In the event that, as the result of any additional vesting service accorded in the immediately preceding sentence, you are deemed to be employed on the last day of the Vesting Period, the Award will be payable at the time and in the form specified in Section 2 of this Agreement, subject to achievement of the Performance Goals referred to in Section 3 of this Agreement.
(e)    Subject to Section 9(b) below, if you incur a Separation from Service due to a Qualifying Termination within the two (2) year period immediately following a Change of Control and prior to the last day of the Vesting Period, then the Award will vest on the date of such Separation from Service, will be deemed fully earned at the target amount as of the date on which the Change of Control occurs and will be payable within thirty (30) days of the date of such Separation from Service in the form specified in Section 2.
(f)    If you incur any Separation from Service, that is not described in Section 1(b) through (e) above, prior to the last day of the Vesting Period, then your Award under this Agreement will be immediately canceled and forfeited and you will have no further rights to the Performance Shares granted pursuant to this Agreement.

2.	Payment of Performance Shares
Except as otherwise provided in Section 1(e) of this Agreement, subject to achievement of the Performance Goals referred to in Appendix A of this Agreement and subject to Section 9(b) of this Agreement, within the last calendar month of the calendar year in which the Vesting Period ends, the Company will deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Performance Shares by bequest or inheritance) upon satisfaction of any required tax withholding obligations one share of Common Stock in respect of each Performance Share or its cash equivalent in a single sum payment in cash, as the Committee in its sole discretion may determine. For the avoidance of doubt, the Committee may pay an award of Performance Shares wholly in Shares or cash or partly in Shares or cash, as the Committee in its sole discretion may determine. Any cash amounts payable pursuant to this Section 2 will be calculated based on the fair market value of Meritor stock on the vesting date (or such other date as the Committee shall determine in its sole discretion). No shares of Common Stock will be issued to you and no cash equivalent will be paid to you at the time the Award is made, and you will not have any rights as a shareowner with respect to the Performance Shares unless and until the shares of Common Stock have been delivered to you.

3.	Performance Goals
Except as otherwise provided in Section 1(e) of this Agreement, the payment of Performance Shares will be subject to the achievement of the Performance Goals set forth in Appendix A to this Agreement. The number of shares of Stock (or amount of cash) payable to you in respect of the Performance Shares subject to this Agreement will be determined by multiplying applicable weighted percentage of the number of Performance Shares subject to this Agreement by the applicable percentage payout for achievement of such Performance Goals specified in Appendix A, in each case as determined by the Committee in its sole discretion.

4.	Forfeiture of Unearned Performance Shares
Notwithstanding any other provision of this Agreement, if at any time it becomes impossible for you to earn any of the Performance Shares in accordance with this Agreement, then all the Performance Shares will be forfeited and you will have no further rights of any kind or nature with respect thereto.

5.    Transferability

This grant is not transferable by you otherwise than by will or by the laws of descent and distribution, and the Performance Shares will be deliverable, during your lifetime, only to you.

6.    Interpretations and Determinations
All interpretations, determinations and other actions by the Committee not revoked or modified by the Board of Directors will be final, conclusive and binding upon all parties.

7.    Withholding and Sale of Shares for Taxes
You are liable and responsible for all taxes owed in connection with the Performance Shares, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Performance Shares, whether due to national, federal, state or local taxes, including any employment tax obligation (the “Tax Withholding Obligation”). The Company has the right, in connection with the delivery of any Shares or cash in respect of the Performance Share Units subject to this Agreement, (a) to deduct from any payment otherwise due by the Company to you or any other person receiving delivery of such shares or cash an amount equal to any taxes required to be withheld by law with respect to such delivery, (b) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld, or (c) to sell such number of Shares as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld. To the extent that any Performance Share Units are settled in Shares, your acceptance of this Agreement constitutes your irrevocable instruction and authorization to the Company to withhold and sell on your behalf the number of Shares from those Shares issuable to you under this Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as and when any such Tax Withholding Obligation becomes due (the “Sale for Taxes”). This irrevocable instruction is intended to qualify the Sale for Taxes under a safe harbor from insider trading liability for transactions pursuant to a written trading plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld will not exceed the minimum required by applicable law and regulations.

8.	No Acquired Rights
You acknowledge, agree and consent that: (a) the Plan is discretionary and the Company may amend, cancel or terminate the Plan at any time; (b) the grant of the Performance Shares is a one-time benefit offered to you and does not create any contractual or other right for you to receive any grant of Performance Shares or benefits under the Plan in the future; (c) future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) your participation in the Plan is voluntary.
The value of your Performance Shares is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, your Performance Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

9.	Section 409A

(a)This Agreement is intended to comply with Section 409A of the Code and the regulations and other guidance related thereto (“Section 409A”) and, to the maximum extent permitted, this Agreement will be interpreted in accordance with such intention. Notwithstanding any other provision of this Agreement to the contrary, the Company makes no representation that the Plan or any amounts payable under this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Agreement.
(b)To the extent that any amount payable under this Agreement constitutes an amount payable or benefit to be provided under a "nonqualified deferred compensation plan" (as defined in Section 409A) that is not exempt from Section 409A, and such amount is payable as a result of a Separation from Service and you are a "specified employee" (as defined and determined under Section 409A and any relevant procedures that the Company may establish) at the time of your Separation from Service, then, notwithstanding any other provision in this Agreement to the contrary, such payment or delivery of shares will not be made to you until the day after the date that is six (6) months following your Separation from Service, at which time all payments that otherwise would have been paid to you under this Agreement during that six-month period, but were not paid because of this paragraph, will be paid in a single lump sum. This six-month delay will cease to be applicable in the event of your death.
(c)For purposes of this Agreement, “Separation from Service” will have the meaning set forth in Section 409A and all references to termination of employment and similar references will be deemed to be references to “Separation from Service” within the meaning of Section 409A.

10.	Applicable Law
This Agreement and the Company’s obligation to deliver shares of Common Stock upon payment or settlement of Performance Shares or their cash equivalent hereunder will be governed by and construed and enforced in accordance with the laws of Indiana and the federal laws of the United States.

11.	Entire Agreement
This Agreement and the Plan embody the entire agreement and understanding between the Company and you with respect to the Performance Shares, and there are no representations, promises, covenants, agreements or understandings with respect to the Performance Shares other than those expressly set forth in this Agreement and the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan will govern.

APPENDIX A

FY2014 -2016 LTIP Performance Metrics and Targets
EBITDA Margin		Debt Reduction		New Business Wins
Weighting = 50%		Weighting = 25%		Weighting = 25%
Margin%	Payout%	$(millions)	Payout	$(millions)	Payout
8.0%	0%	$200M	0%	$250M	0%
9.0%	50%	$300M	50%	$375M	50%
10.0%	100%	$400M	100%	$500M	100%
11.0%	150%	$500M	150%	$625M	150%
12.0%	200%	$600M	200%	$750M	200%

For purposes of this Agreement, the performance period will be October 1, 2013 through September 30, 2016.
Performance Criteria Definition*

EBITDA Margin: income (loss) before interest, income taxes, depreciation and amortization,  non-controlling interest in consolidated joint ventures, loss on sale of receivables, restructuring expenses and asset impairment charges and other special items as a percent of total sales
Debt Reduction: Reduce net debt (net debt = debt plus retirement benefit liabilities, less cash and cash equivalents)
New Business Wins: Incremental booked revenue per year at run rate
*all criteria will be interpreted consistently with the corporation’s external measurement of the criteria